Exhibit 5.1

Goodwin Procter LLP	T: 617.570.1000
Counselors at Law	F: 617.523.1231
Exchange Place	goodwinprocter.com
Boston, MA 02109

May 24, 2016

Jefferies LLC

As Representative of the

    Several Underwriters

520 Madison Avenue

New York, New York 10022

Re:    Repligen Corporation

Ladies and Gentlemen:

We have acted as counsel for Repligen Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company of $115,000,000 aggregate principal amount of 2.125% Convertible Senior Notes due 2021 (the “Securities”). We are furnishing this opinion letter to you pursuant to Section 8(e) of the Underwriting Agreement, dated May 18, 2016 (the “Underwriting Agreement”), between the Company and Jefferies LLC , on its own behalf and as representative of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”). Capitalized terms that are defined in the Underwriting Agreement and are not otherwise defined herein are used herein as they are defined in the Underwriting Agreement.

The Registration Statements on Form S-3ASR (File Nos. 333-210775 and 333-211436) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 15, 2016 and May 18, 2016, respectively, in the forms in which they became effective, including information in other filings with the Commission that is incorporated by reference therein and deemed to be included in it at the time of effectiveness pursuant to Rule 430B of the Securities Act of 1933, as amended (the “Securities Act”), are referred to in this opinion letter as the “Registration Statements”; the preliminary prospectus supplement relating to the Securities filed by the Company with the Commission on May 18, 2016 pursuant to Rule 424(b) under the Securities Act together with the base prospectus included in Registration Statement No. 333-211436, including information in other filings with the Commission that is incorporated by reference therein, is referred to in this opinion letter as the “Preliminary Prospectus”; the Preliminary Prospectus immediately prior to the Applicable Time, as supplemented by the issuer free writing prospectus of the Company listed on Schedule III to the Underwriting Agreement and referencing Registration Statement No. 333-211436, filed with the Commission on May 18, 2016, is referred to in this opinion letter as the “Disclosure Package”; and the prospectus supplement relating to the Securities filed by the Company with the Commission on May 19, 2016 pursuant to Rule 424(b) under the Securities Act, including information in other filings with the Commission that is incorporated by reference therein, together with the base prospectus included in Registration Statement No. 333-211436 is referred to in this opinion letter as the “Prospectus.”

We have reviewed each of the agreements listed in Exhibit B to this opinion letter (collectively, the “Listed Agreements”) and made such investigation of law as we have deemed appropriate to

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give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations made in the Underwriting Agreement, and certificates of the Company.

Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Delaware Secretary of State and, in the case of valid existence, a review of the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and an officer’s certificate confirming that the Company has taken no action looking to its dissolution. Our opinion in numbered paragraph 3 below regarding the qualification and good standing of the Company as a foreign corporation is based solely on certificates of the Secretaries of State or other appropriate officials of the respective jurisdictions identified on Exhibit A to this opinion letter. We express no opinion as to the tax good standing of the Company in any jurisdiction.

For purposes of our opinion in numbered paragraph 8(c), we have interpreted the terms of the contracts addressed by that opinion as they would be understood in New York.

The opinions set forth below are limited to New York law, the Delaware General Corporation Law (the “DGCL”) and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antifraud laws. Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Company is validly existing as a corporation and in good standing under Delaware law.

2.	The Company has the corporate power to own its properties and conduct its business as described in the Prospectus, and to execute and deliver, and to perform its obligations under, the Documents.

3.	The Company is qualified to do business and is in good standing as a foreign corporation in the jurisdictions set forth opposite its name on Exhibit A hereto.

4.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

5.	The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6.	The Securities have been duly authorized and executed by the Company and, assuming due authentication in accordance with the terms of the Indenture and when issued and

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delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7.	Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Securities are converted, the maximum number of Underlying Securities issuable upon conversion of the Securities have been duly authorized and, when issued and delivered upon conversion of the Securities in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

8.	The execution and delivery by the Company of the Underwriting Agreement and the Indenture do not and the performance by the Company of its obligations under the Underwriting Agreement and the Indenture and the issuance of the Securities by the Company will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording or registration by the Company with any Delaware governmental authority pursuant to the Delaware General Corporation Law or any New York or federal governmental authority, except such as have been made or obtained under the Securities Act, (b) violate the Certificate of Incorporation or the By-laws, the Delaware General Corporation Law or any New York or federal statute, rule or regulation or (c) result in a breach of or constitute a default under, any of the Listed Agreements.

9.	The statements in the Disclosure Package and the Prospectus under the captions “Description of Notes,” and “Description of Capital Stock,” insofar as such statements contain descriptions of laws, rules or regulations, and insofar as they describe the terms of agreements or the Company’s Certificate of Incorporation or By-laws, are correct in all material respects.

10.	The statements in the Disclosure Package and the Prospectus under the caption “Material U.S. federal income tax considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law or regulation or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

11.	The Company is not, and after giving effect to the issuance of the Securities and the application of the proceeds as described in the Disclosure Package and the Prospectus and (assuming the Securities were converted on the date hereof), will not be, an “investment company,” as that term is defined in the Investment Company Act of 1940, as amended.

12.	Any required filing of the Prospectus pursuant to Rule 424(b) under the Securities Act has been made in the manner and within the time period required by such rule.

13.	None of the Listed Agreement grants any person the right to require the Company to include any securities of the Company owned by such person in the securities registered pursuant to the Registration Statements.

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The opinions set forth above are subject to the following additional qualifications:

(a) Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

(b) We express no opinion on any provision of any of the Underwriting Agreement, the Indenture or the Securities (the “Documents”) (1) relating to indemnification, contribution or waivers (including, without limitation, the waiver by any party of the right to trial by jury, and the waiver of stay, extension and other laws) to the extent that such indemnification, contribution or waivers may be held to be unenforceable or in violation of public policy, (2) relating to the choice of forum for resolving disputes or (3) to the extent it violates any applicable statute of limitations.

(c) We express no opinion on any provision of the Documents that purports to vest in any person the rights of a third-party beneficiary with respect to any other Document or other agreement where such person is not also named a third-party beneficiary of such other Document or other agreement in such Document or other agreement.

(d) We express no opinion as to any provision permitting service of process by any method not provided for under applicable statute or court rule, or the validity, binding effect and enforceability of provisions in the Documents relating to arbitration or the choice of forum for resolving disputes.

(e) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, choice of New York forum or exclusive jurisdiction provisions of the Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

(f) Our opinion in numbered paragraphs 8 does not cover financial covenants or similar provisions in the agreements or instruments addressed by that opinion that require financial calculations or determinations to ascertain compliance.

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This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion letter is being furnished by us solely for the benefit of the several Underwriters as underwriters in connection with the sale of the Securities to the Underwriters, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.

Very truly yours,

/s/ Goodwin Procter

GOODWIN PROCTER LLP

Jefferies LLC

May 24, 2016

EXHIBIT A

Jurisdiction(s) in Which Company is Qualified as a Foreign Corporation

Massachusetts

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EXHIBIT B

•	Lease Between Repligen Corporation as Tenant and West Seyon LLC as Landlord, 35 Seyon Street, Waltham, MA

•	First Amendment to Lease, dated July 5, 2011, by and between Repligen Corporation and TC Saracen, LLC

•	Lease Between Repligen Sweden AB (as successor-in-interest to Novozymes Biopharma Sweden AB) as Tenant and i-parken i Lund AB as Landlord, St. Lars Vag 47, 220 09 Lund, Sweden

•	Asset Purchase Agreement, dated January 21, 2014, by and between Repligen Corporation and BioMarin Pharmaceutical Inc.

•	Asset Purchase Agreement, dated as of June 2, 2014, by and among Repligen Corporation, Refine Technology, LLC, Jerry Shevitz, certain members of Refine Technology, LLC, Refine Technology Sales LLC, and Refine Technology Sales Asia Pte. Ltd.

•	Fourth Amendment to Lease, dated March 26, 2014, by and between Repligen Corporation and Centerpoint Acquisitions LLC

•	Strategic Supplier Alliance Agreement, by and between GE Healthcare Bio-Sciences AB and Repligen Corporation, dated as of January 28, 2010, as amended to date

•	Strategic Supplier Alliance Agreement Contract Manufacturing, by and between GE Healthcare Bio-Sciences AB and Repligen Sweden AB (as successor-in-interest to Novozymes Biopharma Sweden AB), dated as of July 7, 2011, as amended to date

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ANNEX A

Issuer Free Writing Prospectus, dated May 19, 2016